EXHIBIT 99.1


                                                                 FIRST HEALTH

                                                         3200 Highland Avenue
                                                Downers Grove, IL  60515-1223
                                                               (630) 737-7900
                                                          www.firsthealth.com


 Investor Contacts:
 ------------------
 Joseph E. Whitters - Executive Vice President
 (630) 737-7511, joewhitters@firsthealth.com

 William R. McManaman - Chief Financial Officer
 (630) 737-7020, williammcmanaman@firsthealth.com

 Media Contact:
 --------------
 Erin Gardiner - Public Relations Manager
 (630) 737-5016, eringardiner@firsthealth.com           FOR IMMEDIATE RELEASE
                                                        ---------------------


      FIRST HEALTH LOWERS FIRST QUARTER AND FULL YEAR 2004 EXPECTATIONS
 ____________________________________________________________________________


 DOWNERS GROVE, IL - April 26, 2004 - First Health Group Corp. (NASDAQ:
 FHCC) announced today that first quarter 2004 earnings per share are expected to be in the range of $.30 to $.32 and revenue is expected to be between $215 and $220 million. Edward L. Wristen, First Health's President and CEO, noted that the Company expects 2004 full year earnings per share to be in the range of $1.30 to $1.40, revenue expectations between $885 million and $905 million, and cash flow in the range of $180 to $190 million. None of the information included herein reflects the Company's recent acquisition of COMP Medical, a small company specializing in workers' compensation.

      Throughout the latter part of 2003 and first quarter of 2004, First Health has focused on improving profitability and accelerating growth. The competitive environment in the industry has intensified and as a result, the Company is revising its guidance for 2004. Recent estimates for revenue and earnings per share for all quarters in 2004 are lower than previous expectations. The Company does expect earnings for successive quarters to begin to improve in the third quarter this year, primarily in the public sector.

      The Company's midpoint ($895 million) of the range of 2004 revenue expectations between $885 million and $905 million can be disaggregated into its five major sectors, as follows:

                                (in millions)

           Group Health
              Federal employees                     $240
              Corporate                              165
              Third party administrators/insurers     98
                                                     ---
           Total Group Health                        503

           Workers' Compensation                     221

           Public Sector                             171
                                                     ---
           2004 Revenue Forecast
           Midpoint of Range                        $895
                                                     ===

 As indicated above, expectations for consolidated revenue are +/- $10 million from the $895 million revenue midpoint for 2004 and may impact all five sectors.

      The Fall 2003 Company estimates of revenue related to its federal employees' business were too high, especially related to its Mail Handlers revenue. Revenue expectations in the corporate sector have declined as price competition has accelerated and the Company has realized less new business. The Company's smallest sector, third party administrators and insurers, is expected to report revenue greater than last year, but slightly less than previous estimates. Workers' compensation revenue is expected to grow rapidly in 2004, principally due to the Health Net Employer Services, Inc. acquisition last year, but previous estimates anticipated earlier decisions from potential new customers and a more profitable mix of new business. And lastly, the Company expects its public sector revenue to be about flat with both last year and previous estimates.

      Mr. Wristen stated that the Company has taken a number of key steps to improve profitability:

        o Growth initiatives to develop new market opportunities, especially in the Company's market leading workers' compensation and public sectors

        o  Staff reductions

        o  Operational leadership consolidation

        o Initiatives to drive operational efficiencies, especially in the group health and public sectors

 Details regarding these initiatives and the impact that they had in the first quarter and will have in future quarters will be covered in next Monday's first quarter earnings release.

       A webcast will be held on Monday, April 26, 2004 at 8 a.m. CT and will include management's remarks and a question and answer session focusing on the outlook for the full year 2004. The webcast can be accessed at First Health's website at www.firsthealth.com. The webcast is open to all interested parties on a listen-only basis. Individuals unable to participate in the scheduled call may listen to a replay until May 5 by calling (888) 286-8010, code 42624304. The webcast will also be archived on the Company's website. Individuals who listen to the call will be presumed to have read First Health's annual report on Form 10-K for the year ended December 31, 2003.

      First quarter 2004 results will be released and a conference call hosted next Monday, May 3, 2004 after the Company completes its closing process and Deloitte completes its customary quarterly review.


 Business Description
 --------------------
      First Health, the premier national health-benefits services company, specializes in providing large payors with integrated managed care solutions. First Health is a unique national managed care company serving the group health, workers' compensation and state agency markets. Using technology to enable service and managed care innovations, First Health sets the bar for industry performance. For more information, visit the Company website at www.firsthealth.com.


 Forward-Looking Statements Notice
 ---------------------------------
      Certain statements herein regarding anticipated financial results for 2004 and the Company's business prospects are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, factors that could cause the Company's actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the inability of the Company to continue to: (i) enter into contracts with and successfully implement programs for new clients within the time frame established by the Company and achieve the revenue growth expected to result from the addition of such clients, (ii) expand its group health, workers' compensation and public sector business, (iii) control health care benefit expenses, and, (iv) successfully integrate the recently completed acquisitions. All forward-looking statements herein are made as of the date hereof, and the Company undertakes no obligation to update such statements.

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